Exhibit 10.25

Execution Copy

AHC I ACQUISITION CORP.

AKI HOLDING CORP.

AKI, INC.

1815 East Main Street

Chattanooga, Tennessee 37404

September 30, 2004

PERSONAL AND CONFIDENTIAL

Mr. William J. Fox

P.O. Box 893

Alpine, New Jersey  07620-0893

Re:                             Agreement Regarding Terms of Resignation from Employment And Release

Dear Mr. Fox:

This agreement (the “Agreement”) sets forth the terms of your separation from employment.

1.               In consideration of the terms hereof, your employment with each of AHC I Acquisition Corp. (“AHC”), AKI Holding Corp. (“AKI Holdings”) and AKI, Inc. (“AKI” and, together with AHC and AKI Holdings, the “Company”) and their subsidiaries shall end pursuant to your resignation, which shall be effective as of the closing of the merger of AHC Merger, Inc. with and into AHC (the “Separation Date”).

2.               In addition to any unpaid wages you have earned through the Separation Date and whatever vested rights you may have under the Company’s 401(k) defined contribution plan (the “401(k) Plan”), you shall receive the payments and benefits listed in paragraphs (a) – (c) below, less any applicable payroll deductions required by law.  These payments and benefits will be in lieu of any other payments, severance compensation or benefits to which you otherwise might be entitled, including, without limitation, in respect of that certain employment agreement between you and the Company dated as of January 27, 1999 (as amended, the “Employment Agreement”).

(a)                                  You will be entitled to (i) a cash severance payment of $1,787,113 on the first business day following the effectiveness of this Agreement pursuant to paragraph 19 hereof (the “Payment Date”); (ii) aggregate cash severance payments of $1,787,113, payable in six equal installments of $297,852 on the first day of each month beginning with the first month following the Separation Date (such period from the Separation Date through the final payment under this clause (ii), the “Severance Period”); provided, however, that any payment hereunder that is scheduled to be made on January 1, 2005 shall instead be made on December 31, 2004; (iii) a cash payment of $214,373 representing a prorated fiscal year 2005 bonus assuming a Separation Date of September 30, 2004, to be increased by an amount equal to $2,330 multiplied by the number of days that the Separation Date occurs after September 30, 2004, payable with the final installment paid pursuant to clause (ii) above; and (iv) two weeks of accrued vacation days to be paid on the Payment Date.

(b)                                 In accordance with Section 6(c)(iii) of the Employment Agreement, you will be entitled to reimbursement for all out-of-pocket expenses with respect to which you are entitled pursuant to Section 4(c) of the Employment Agreement through the Separation

Date, which shall include reasonable attorneys’ fees incurred with respect to the negotiation and execution of this Agreement, within ten business days of your submission of evidence of such out-of-pocket expenses.

(c)                                  In accordance with Section 6(c)(v) of the Employment Agreement, the Company shall pay your premiums during the applicable COBRA period for your COBRA continuation coverage under the Company’s medical, dental and supplemental medical insurance policies, as in effect from time to time and as such may be modified, amended or replaced, under which you and your family members enrolled as of the date hereof are covered pursuant to the Employment Agreement immediately prior to the Separation Date; provided, that if any such policies are modified, amended or replaced, coverage, taken as a whole, comparable to the coverage provided by such policies as in effect immediately prior to the Separation Date will be provided to such persons.

3.               Subject to paragraph 8 hereof, you will be entitled to retain the BlackBerry wireless handheld device and the two Company computers that are in your possession as of the date hereof, it being understood that the Company is not obligated to, and shall not, provide any support or servicing with respect to such BlackBerry and computers.

4.               You will not earn or be eligible for any additional benefits under any employee benefit plan sponsored by the Company as of the Separation Date, including your family coverage under any benefit plan, except as otherwise specifically provided in this Agreement or as required by law.

5.               You affirmatively represent that you have not filed nor caused to be filed any charges, claims, complaints, or actions against the Company before any federal, state, or local administrative agency, court, arbitration facilitator, or other forum.

6.               In consideration of the terms hereof, you agree to and do waive any actual or potential claims in any way related to or arising from your employment with or separation from the Company or any of its subsidiaries and any claims you may have for employment by the Company and agree not to seek employment or reemployment by the Company or its affiliates in the future.  You further agree to and do release and forever discharge the Company, its subsidiaries and affiliates and their respective past and present officers, directors, shareholders, employees and agents from any and all claims and causes of action, known or unknown, arising out of or relating to your employment by or with the Company or any of its subsidiaries or the termination thereof, including, but not limited to wrongful discharge, breach of contract, tort, fraud, defamation, the Civil Rights laws, the Americans with Disabilities Act, Age Discrimination in Employment Act, the Employee Retirement Income Security Act, or any other federal, state or local law relating to employment or discrimination in employment, or otherwise; provided, however, that no such release contained in this paragraph 6 shall be deemed to include a waiver of any right that you may have to director and officer liability insurance and indemnification.  The Company agrees to and does waive any actual or potential claims in any way related to or arising from your employment with the Company or any of its subsidiaries.  The foregoing waivers and releases shall not affect the rights of the parties hereto to enforce the terms of this Agreement.

7.               Concurrently with your execution of this Agreement, you agree to, and do hereby, resign from all directorships and officerships held by you with the Company and any of its subsidiaries or affiliates (including any position as a trustee or board member of any Company retirement plan) and, if requested, you shall execute and deliver one or more letters in form and substance satisfactory to the Company further evidencing such resignations.  You acknowledge that, effective as of the Separation Date, you are no longer the President and Chief Executive Officer of the Company and are no longer a director of the Company and any of its subsidiaries or affiliates.

8.               You represent and warrant that you have returned to the Company all proprietary documents and other property material to the business of the Company which are in your possession or control, including, without limitation, any customer and vendor data, specifications and pricing, product information and know how and you further represent and warrant that you have not retained copies of any such proprietary documents, excluding publicly available documents and documents relating directly to your own compensation and employee benefits.

9.               You acknowledge that in the course of your employment with the Company and its subsidiaries you have acquired information relating to the business or affairs of the Company or any subsidiary corporation or parent corporation of the Company, including, but not limited to, information relating to financial statements, customer identities, potential customers, employees, sales representatives, suppliers, servicing methods, equipment programs, strategies and information, analyses, profit margins or other proprietary information used by the Company or any subsidiary corporation or parent corporation of the Company (“Confidential Information”).  You agree that you will keep such Confidential Information confidential pursuant to your duty to protect the Company’s trade secrets and confidential information and the terms of Section 8 of the Employment Agreement.  You acknowledge and agree that, for a period of two years after the Separation Date, you remain subject to certain non-competition and non-solicitation provisions contained in Sections 9 and 10 of the Employment Agreement and certain provisions regarding intellectual property contained in Section 12 of the Employment Agreement.  You also agree that you will be entitled to receive the payments and benefits set forth in paragraphs 2(a) - (c) above if, and only if, you do not breach the confidentiality, non-competition, non-solicitation and post-employment property provisions of Sections 8, 9, 10 and 12 of the Employment Agreement.

10.  (a)             The parties intend that this Agreement be and is confidential.  You warrant that you have not and agree that you will not in the future disclose the terms of this Agreement, or the terms of compensation to be paid by the Company to you as part of this Agreement, to any person other than your attorneys, spouse, tax advisors, investment bankers, bankers, accountants, other professional advisors or representatives of the E.E.O.C., any Department of Human or Civil Rights or any fair employment practices agency, who shall be bound by the same prohibitions against disclosure as bind you, and you shall be responsible for advising these individuals of this confidentiality provision and obtaining their commitment to maintain such confidentiality.  You shall not provide or allow to be provided to any person this Agreement, or any copies thereof nor shall you now or in the future disclose in any way any information concerning any of your purported claims, charges and causes of action against the Company to any person, with the sole exception of communications with your spouse, investment bankers, bankers, attorneys and tax advisors, accountants and other professional advisors unless otherwise ordered to do so by a court or agency of competent jurisdiction.

(b)                                 The Company similarly agrees not to disclose the terms of this Agreement or the compensation paid to you, to any person other than officers, directors, and other persons as the Company deems as having a need to know, accountants and auditors, attorneys, tax advisors, Board Members, representatives of the E.E.O.C. or any fair employment practices agency, and such other disclosures as may be required by law, court, arbitrator, or agency of competent jurisdiction, or as may be necessary to enforce the terms of this Agreement.

11.         The confidentiality and non-disparagement provisions of this Agreement have substantially induced the parties to enter into this Agreement.  Any violation by one party to this Agreement of the confidentiality and/or non-disparagement provisions of this Agreement shall entitle the other party to bring a legal action for appropriate equitable relief as well as damages, including reasonable attorneys’ fees. In addition to any other rights or remedies available at law, in equity, or by statute, the parties consent to the specific enforcement of the confidentiality and non-disparagement provisions of this Agreement through an injunction or restraining order issued by an appropriate court.

12.         Neither by offering to make nor by making this Agreement does any party admit any failure of performance, wrongdoing, or violation of law.

13.         The parties hereto shall mutually agree upon the language to be contained in any press release announcing your resignation; provided, however, that in the event the parties, acting in good faith, are unable to agree upon the language of such press release, the Company shall be permitted to issue a press release stating that you have left the Company to pursue other interests.  The parties agree that they will not make a public statement inconsistent with such press release.

14.         You agree that after the date hereof (i) you will not make any negative or unfavorable statements or communications or in any way denigrate, defame or disparage the Company or any of its affiliates, directors, officers, employees, Jostens Holding Corp. or its affiliates, DLJ Merchant Banking II, Inc. or its affiliates or KKR Millennium Fund L.P. or its affiliates and (ii) you will use all reasonable efforts to prevent any of your affiliates, including any family member and all other persons or entities over which you can be reasonably expected to exert significant influence from engaging in any such activity.  You agree that any breach of this paragraph 14 will cause such persons described above substantial and irrevocable damage and therefore in the event of any such breach, in addition to all other remedies which may be available, the

Company shall have the right to seek specific performance and injunctive relief or any other equitable remedy which may then be available.

The Company agrees that after the date hereof (i) it will not make any negative or unfavorable statements or communications or in any way denigrate, defame or disparage you and (ii) the Company will use all reasonable efforts to prevent any of its affiliates (including Jostens Holding Corp., DLJ Merchant Banking II, Inc. and KKR Millennium Fund L.P. or their respective affiliates), directors, officers, employees and all other persons or entities over which it can be reasonably expected to exert significant influence from engaging in any such activity.  The Company agrees that any breach of this paragraph 14 will cause you substantial and irrevocable damage and therefore in the event of any such breach, in addition to all other remedies which may be available, you shall have the right to seek specific performance and injunctive relief or any other equitable remedy which may then be available.

15.         Any claim by one party of a breach of this Agreement by another party, if not resolved by the parties, shall be submitted by any of the parties to final and binding arbitration before a single arbitrator selected by the American Arbitration Association in New York City; provided, however, that if any party seeks injunctive relief to prohibit violation of this Agreement, the party seeking such relief shall be entitled to do so in a court of law, including without limitation, the Supreme Court of the State of New York, County of New York.  The arbitrator shall be governed by the terms of this Agreement and the Employment Dispute Resolution Rules of the American Arbitration Association.  The award of the arbitrator may be entered as a judgment in any court of competent jurisdiction.  Any arbitration proceeding hereunder shall be conducted in such a manner as to preserve to the maximum extent possible the confidentiality of all information subject to restrictive covenants referenced hereunder.

16.         This Agreement sets forth the entire understanding of the parties and supersedes any and all prior agreements, oral or written, relating to your employment by or with the Company and its subsidiaries or the termination thereof and any payments, severance compensation or other benefits due or payable to you upon termination of employment; provided, however that Sections 9, 10 and 12 of the Employment Agreement shall be incorporated herein and shall survive termination of the Employment Agreement.  This Agreement may not be modified except by a writing, signed by you and by a duly authorized officer of the Company.  This Agreement shall be binding upon your heirs and personal representatives, and the successors and assigns of the Company.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

17.         Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

18.         This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same Agreement.

19.         Notwithstanding anything in this Agreement to the contrary, this Agreement will be of no force or effect until eight (8) calendar days after you duly execute the Agreement, unless earlier revoked pursuant to paragraph 21 hereto.

20.         You acknowledge that before entering into this Agreement, you have had the opportunity to consult with any attorney or other advisor of your choice, and you have been advised to do so if you choose.  You further acknowledge that you have entered into this Agreement of your own free will, and that no promises or representations have been made to you by any person to induce you to enter into this Agreement other than the express terms set forth herein.  You further acknowledge that you have read this Agreement and understand all of its terms, including the waiver and release of claims set forth in paragraph 6 above.  You further acknowledge that the Company has given you at least twenty-one (21) days from the date you received a copy of this Agreement to decide whether you want to sign it.  You acknowledge that this Agreement conforms with the Older Workers Benefit Protection Act.

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21.         If the foregoing is acceptable to you, please sign and date a copy of this Agreement and return it to David Durkin at DLJ Merchant Banking II, Inc., Eleven Madison Avenue, 16th Floor, New York, New York 10010.  You may revoke the Agreement after signing it, but only by delivering a signed revocation notice to David Durkin within seven (7) days of your signing this Agreement, in which event the Company shall have no obligations to you hereunder.

Very truly yours,

AHC I ACQUISITION CORP.

	By:	/s/ David A. Durkin
Name: David A. Durkin
		Title:	Vice President and Assistant Secretary

AKI HOLDING CORP.

	By:	/s/ David A. Durkin
Name: David A. Durkin
		Title:	Vice President and Assistant Secretary

AKI, INC.

	By:	/s/ David A. Durkin
Name: David A. Durkin
		Title:	Vice President and Assistant Secretary

Accepted and Agreed:

/s/ William J. Fox
William J. Fox

September 29, 2004
Date Signed